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EXHIBIT 99(a)(1)(viii)

[FORM OF ELECTRONIC REMINDER TO ELIGIBLE HOLDERS]

E-mail address:

Subject: Offer to Purchase Eligible Options Deadline is Approaching

        We wanted to remind you that the deadline is approaching for you to elect to tender your eligible options pursuant to Liberty Media Corporation's Eligible Option Purchase Program.

        IF YOU WISH TO PARTICIPATE IN THIS PROGRAM, YOUR ELECTION FORM MUST BE RECEIVED BY LIBERTY MEDIA CORPORATION BY 9:00 P.M., PACIFIC TIME, ON TUESDAY, JUNE 21, 2005, UNLESS THIS OFFER IS EXTENDED. IF YOU WISH TO PARTICIPATE IN THIS PROGRAM AND YOU NEED AN ELECTION FORM, PLEASE RESPOND TO THIS E-MAIL BY SELECTING THE "ELECTION FORM" BUTTON ABOVE. Election Forms should be returned to Liberty's office by facsimile (720) 875-5445) or mail to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attn: Debbie Watkins.

        Note that your participation in the offer is completely voluntary. You are not obligated to participate in the offer, and if you do not submit your Election Form by the deadline and in the manner referred to above, any eligible options you hold will remain subject to their present terms.

        If you have any questions about the offer, please contact Debbie Watkins at (720) 875-4317 or Sharon Meymarian at (310) 434-7053.

Sincerely,

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[FORM OF ELECTRONIC REMINDER TO ELIGIBLE HOLDERS]